Exhibit 99.1

ADOMANI® Reports Third Quarter 2018 Results

CORONA, CA / ACCESSWIRE / October 25, 2018 / ADOMANI, Inc. (NASDAQ: ADOM), a provider of advanced zero-emission and hybrid vehicles and replacement drivetrains that is focused on reducing the total cost of vehicle ownership, today announced its results for the third quarter ended September 30, 2018.

Third Quarter Fiscal 2018 and Recent Highlights

•	Reported sales of $2.6 million for the quarter and $3.8 million for the nine months ended September 30, 2018. The third quarter revenue reflects a 117% increase over the total for the six months ended June 30, 2018.

•	Received purchase orders for 16 additional drivetrains on October 5, 2018, increasing total revenue opportunity to ADOMANI® for outstanding purchase orders for school buses and drivetrains to $6.5 million, a 78% increase as compared to backlog at September 30, 2018.

•	A-Z Bus Sales announced that the first seven Blue Bird-built Type D zero-emission all-electric school buses “Powered by ADOMANI®” were delivered to California schools by A-Z Bus Sales on time per the South Coast Air Quality Management District (SCAQMD) grant guidelines for delivery by September 30, 2018.

•	In October, received our first Class 3 truck and cargo van, which we will display in the exposition area of the Green California Schools and Community Colleges Summit to be held at the Pasadena Convention Center in Pasadena, California on October 29–30, 2018.

•	In August, H.C. Wainwright & Co. initiated research coverage.

•	In September, CEO Jim Reynolds was a panelist at Cowen and Company, LLC’s Industrial Innovation and Technology Summit Panel: Exploring Trends in Electrified Transportation Solutions held in New York City.

In October, Jim Reynolds presented to a meeting of the Tucson Regional Clean Cities Coalition, highlighting the benefits of zero-emission all-electric vehicles, and gave interviews to local news stations. Jim Reynolds, President and CEO of ADOMANI®, commented, “We are continuing our trajectory of sales growth. Our third quarter revenues increased to $2.6 million as compared to sales revenue of $1.2 million over the first six months of the year. And the first three quarters of 2018—with $3.8 million in revenue—have outpaced revenue from the full year 2017. Additionally, within just the first several days of the fourth quarter, we’ve seen our backlog increase to $6.5 million. We believe that this growth is being driven by the available funding for electric vehicles, especially for school buses. There is increasingly more funding becoming available, which translates into a greater potential opportunity for us to fulfill more school bus drivetrain orders. Other growth factors include our entrance into the all-electric commercial truck market, which currently includes Class 3 and Class 4 electric trucks, cutaways, and cargo vans. With the release of additional funding in the billions of dollars, we believe that ADOMANI® is positioned for additional revenue growth.”

Mr. Reynolds continued, “We believe that our current level of activity suggests the opportunity for substantial sales growth. By shipping our September 30, 2018 backlog of $3.6 million in the fourth quarter of 2018, in addition to the $3.8 million of revenue we recorded in the first nine months of 2018, we would generate approximately $7.5 million of sales revenue for the full year 2018, meaning sales in the second half of 2018 would show a 525% increase over sales in the first half of 2018, without including any additional new orders. However, approximately $1 million of our September 30, 2018 backlog is subject to our receipt of product in time to adequately inspect and test before delivery to customers, which may not occur in time to allow for delivery in 2018.”

Third Quarter and Year-to-Date 2018 Financial Results

Sales were $2,619,000 and $3,827,000 for the three and nine months ended September 30, 2018, respectively. Cost of sales was $2,528,000 and $3,729,000 for the three and nine months ended September 30, 2018, respectively, which includes a $15,000 inventory valuation allowance in the nine-month period. There were no sales or cost of sales in the same periods in 2017.

General and administrative expenses in the third quarter of 2018 were $1,534,000 compared to $11,716,000 in the third quarter of 2017, a decrease of $10.2 million, which was primarily related to a $10.3 million decrease in non-cash stock-based compensation expense, reduced by the combination of a $200,000 increase in bad debt expense related to a note receivable, offset by reductions in other general and administrative expenses. The third quarter 2018 general and administrative expenses include approximately $528,000 in non-cash charges, including $317,000 in stock-based compensation expense and the $200,000 bad debt expense.

General and administrative expenses were $9,320,000 for the nine months ended September 30, 2018 compared to $18,363,000 for the same period in 2017, a decrease of $9.0 million, which primarily related to a $9.6 million decrease in non-cash stock-based compensation expense, reduced by increases in legal and professional fees, investor relations expenses, insurance expense, bad debt expense and in other general and administrative expenses. The $9,320,000 in general and administrative expenses for the nine months ended September 30, 2018 includes approximately $6.3 million in non-cash charges, including $6.1 million in stock-based compensation expense and the $200,000 bad debt expense.

Consulting expenses were significantly lower for both the three and nine months ended September 30, 2018 as compared to the same periods last year as a result of the June 2017 issuance of a warrant to purchase 350,000 shares of common stock, which was valued at $1.2 million, and the payment of $800,000, in each case pursuant to the terms of a settlement agreement we entered into during the three months ended June 30, 2017. As a result, the decrease in consulting expenses in each period was approximately $2.1 million.

Research and development expenses in the third quarter of 2018 increased by $7,000 compared to the third quarter of 2017 due to the timing of certain expenditures made for research and development activity. Research and development expenses increased by $84,000 for the nine months ended September 30, 2018 compared to the same period in 2017 due to expanded product development in 2018.

Total net operating expenses for the third quarter of 2018 decreased by $10,186,000 compared to the third quarter of 2017 and decreased by $11,039,000 for the nine months ended September 30, 2018 as compared to the same period in 2017 due to the decreases discussed above.

Net loss in the third quarter of 2018 was $1.5 million, of which $317,000 related to non-cash expenses for stock-based compensation, a decrease of $10.5 million as compared to a net loss of $12.0 million in the third quarter of 2017. The total non-cash expenses included in the net loss totals for the quarters ended September 30, 2018 and 2017 were $528,000 and $10.7 million, respectively.

Net loss for the nine months ended September 30, 2018 was $9.7 million, of which $6.1 million related to non-cash expenses for stock-based compensation, a decrease of $11.9 million as compared to net loss of $21.6 million for the corresponding nine-month period in 2017. The total non-cash expenses included in the net loss totals for the nine months ended September 30, 2018 and 2017 were $6.7 million and $17.1 million, respectively.

As of September 30, 2018, ADOMANI® had cash, cash equivalents and short-term investments of $7.8 million and debt of $1.4 million, as compared to $4.5 million of cash, cash equivalents and short-term investments and $3.2 million of debt as of September 30, 2017. Working capital at September 30, 2018 was $8.1 million as compared to $2.6 million at September 30, 2017.

Conference Call Information

To participate in this event, dial in approximately 5 to 10 minutes before the beginning of the call.

Date: October 25, 2018

Time: 4:30 PM ET

Toll-free: (877) 376-9939

International: (629) 228-0739

Live Webcast: https://edge.media-server.com/m6/p/xcr9uv3a

Conference Call Replay Information

The replay will be available beginning at 8:30pm Eastern Time after the completion of the live event, ending at 8:30pm Eastern Time on November 1, 2018.

Toll-free: (855) 859-2056

International: (404) 537-3406

Reference ID: 5883539

About ADOMANI®

ADOMANI, Inc. is a provider of zero-emission electric and hybrid vehicles and replacement drivetrains that is focused on reducing the total cost of vehicle ownership. ADOMANI’s drivetrain systems are designed to help fleet operators unlock the benefits of green technology and address the challenges of traditional fuel price instability and local, state and federal environmental regulatory compliance. ADOMANI® designs and causes to be designed advanced zero-emission electric and hybrid drivetrain systems for integration in new school buses and medium to heavy-duty commercial fleet vehicles. For more information, visit www.ADOMANIelectric.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements made in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. While they are based on the current expectations and beliefs of management, such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from the expectations expressed in this press release, including the risks and uncertainties disclosed in ADOMANI's reports filed with the Securities and Exchange Commission, all of which are available online at www.sec.gov. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates,” “outlook,” “designed,” and similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, ADOMANI® undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

Contact Information

Investor Relations Contacts:

ADOMANI, Inc.

Kevin Kanning, VP Investor Relations
Telephone: (650) 533-7629
Email: kevin.k@ADOMANIelectric.com

Hayden IR

James Carbonara, Hayden IR
Telephone: (646) 755-7412
Email: james@haydenir.com

ADOMANI, Inc.

Michael K. Menerey, Chief Financial Officer
Telephone: (951) 407-9860 ext. 205
Email: mike.m@ADOMANIelectric.com